(m)(3)(ii)

May 1, 2010

ING Variable Portfolios, Inc.

7337 East Doubletree Ranch Road

Scottsdale, Arizona 85258

Re:	Reduction in Fee Payable under the ING Variable Portfolios, Inc. Shareholder
Services and Distribution Plan

Ladies and Gentlemen:

    ING Funds Distributor, LLC (“IFD”) hereby waives a portion of the distribution fee payable to IFD for the funds listed on Amended Schedule A of the ING Variable Portfolios, Inc. Shareholder Services and Distribution Plan (the “Plan”), in an amount equal to 0.10% per annum on the average daily net assets attributable to Service 2 Class Shares as if the distribution fee specified in the Plan were 0.15%. Except as otherwise noted on Amended Schedule A, by this letter, we agree to waive that fee for the period May 1, 2010 through May 1, 2011.

    Please indicate your agreement to this reduction in fee by executing below in the place indicated.

Sincerely,

/s/ Todd Modic
Todd Modic
Senior Vice President

Agreed and Accepted:
ING Mutual Funds

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President

7337 E. Doubletree Ranch Rd. Scottsdale, AZ 85258-2034	Tel: 480-477-3000 Fax: 480-477-2744 www.ingfunds.com	ING Funds Distributor, LLC

AMENDED SCHEDULE A

Funds

ING BlackRock Global Science and Technology Opportunities Portfolio

ING Hang Seng Index Portfolio

ING Index Plus LargeCap Portfolio

ING Index Plus MidCap Portfolio

ING Index Plus SmallCap Portfolio

ING International Index Portfolio

ING Opportunistic LargeCap Portfolio

ING Russel Global Large Cap Index 75% Portfolio

ING RussellTM Large Cap Growth Index Portfolio

ING Russell Large Cap Index Portfolio

ING RussellTM Large Cap Value Index Portfolio

ING RussellTM Mid Cap Growth Index Portfolio

ING Russell Mid Cap Index Portfolio

ING Russell Small Cap Index Portfolio

ING U.S. Bond Index Portfolio

ING U.S. Government Money Market Portfolio

ING Small Company Portfolio

ING WisdomTreeSM Global High-Yielding Equity Index Portfolio